Filed Pursuant to Rule 433

Registration No. 333-226529-01

Free Writing Prospectus dated May 14, 2019

Capital One Prime Auto Receivables Trust 2019-1

Issuing Entity

Capital One Auto Receivables, LLC

Depositor

Capital One, National Association

Sponsor and Servicer

The depositor has prepared a preliminary prospectus dated May 14, 2019 which describes the notes to be issued by the issuing entity. You should review the preliminary prospectus in its entirety before deciding to purchase any of the notes.

Ratings

The depositor expects that the notes issued by the issuing entity will receive the indicated credit ratings from the nationally recognized statistical rating organizations, or “rating agencies,” listed below.

	Fitch Ratings Inc.	Moody’s Investors Service, Inc.	S&P Global Ratings

Class A-1 Notes	F1+sf	P-1 (sf)	A-1+ (sf)
Class A-2 Notes	AAAsf	Aaa (sf)	AAA (sf)
Class A-3 Notes	AAAsf	Aaa (sf)	AAA (sf)
Class A-4 Notes	AAAsf	Aaa (sf)	AAA (sf)

It is a condition to the issuance of the notes that, on the closing date, each class of notes receive at least the ratings listed above.

Underwriters

J.P. Morgan	Barclays	Credit Suisse

Capital One Securities

The depositor filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor filed with or furnished to the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents free of charge by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-800-408-1016.